NEWS

Charter Announces First Quarter 2014 Results
Revenue, Adjusted EBITDA and Customer Growth Accelerate; Video Customer Trends Continue To Improve

Stamford, Connecticut - April 28, 2014 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2014.

Key highlights:

•	Pro forma[1] for the acquisition of Bresnan, total residential customer relationships grew by 112,000 during the quarter, versus 61,000 during the first quarter of 2013.

•
Residential primary service units (PSUs) increased by 206,000 during the period, versus 140,000 in the year-ago quarter, including continued improvement in video customer trends, with positive net additions of 18,000, in the seasonally strong first quarter.

•	First quarter revenues of $2.2 billion grew 7.5% on a pro forma basis as compared to the prior-year period, led by growth in Internet, video, and commercial revenues.

•	First quarter residential revenues grew 6.5% on a pro forma basis versus the first quarter of 2013, when residential revenues grew by 4.2% on a pro forma basis.

•	First quarter commercial revenues grew 20.0% on a pro forma basis versus the prior-year period, primarily driven by higher sales to small businesses.

•	First quarter Adjusted EBITDA[2] grew by 7.3% year-over-year on a pro forma basis.

“In the past two years, we have repositioned Charter to provide a superior set of products and services to our customers. And we are beginning to see the results in our operating metrics, customer satisfaction, and financial performance,” said Tom Rutledge, President and CEO of Charter Communications. "As we move to an all-digital platform over the course of this year, we are unleashing the inherent superiority of our high capacity 2-way interactive network. With our new product suite, Charter Spectrum, we will deliver the most HD channels, video on demand and the fastest Internet service across the vast majority of our markets, all packaged with high quality service at a competitive price point. Launching the Charter Spectrum brand now reflects confidence in our ability to exceed customer expectations, grow market share and as a result, create value for our shareholders.”

1 All customer data and results, unless otherwise noted, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012, and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	March 31, 2014 (a)	March 31, 2013 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,816	12,758	—
Estimated Internet Passings (b)	12,475	12,444	—
Estimated Voice Passings (b)	11,957	11,774	2%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.0%	34.7%	-0.7 ppts
Internet Penetration of Estimated Internet Passings (c)	38.4%	35.2%	3.2 ppts
Voice Penetration of Estimated Voice Passings (c)	20.7%	19.1%	1.6 ppts

Residential
Residential Customer Relationships (d)	5,673	5,450	4%
Residential Non-Video Customers	1,478	1,189	24%
% Non-Video	26.1%	21.8%	4.3 ppts

Customers
Video (e)	4,195	4,261	(2)%
Internet (f)	4,519	4,166	8%
Voice (g)	2,325	2,131	9%
Residential PSUs (h)	11,039	10,558	5%
Residential PSU / Customer Relationships (d)(h)	1.95	1.94

Quarterly Net Additions/(Losses) (i)
Video (e)	18	(25)	NM
Internet (f)	136	107	27%
Voice (g)	52	58	(10)%
Residential PSUs (h)	206	140	47%

Bulk Digital Upgrade Net Additions (j)	16	5	220%

Single Play Penetration (k)	37.9%	37.4%	0.5 ppts
Double Play Penetration (l)	29.5%	31.3%	-1.8 ppts
Triple Play Penetration (m)	32.6%	31.2%	1.4 ppts
Digital Penetration (n)	93.2%	88.6%	4.6 ppts

Monthly Residential Revenue per Residential Customer (d)(o)	$110.29	$107.33	3%

Commercial
Commercial Customer Relationships (d)(p)	379	340	11%

Customers
Video (e)(p)	160	167	(4)%
Internet (f)	269	220	22%
Voice (g)	152	123	24%
Commercial PSUs (h)	581	510	14%

Quarterly Net Additions/(Losses) (i)
Video (e)(p)	(5)	(10)	50%
Internet (f)	12	10	20%
Voice (g)	7	7	—
Commercial PSUs (h)	14	7	100%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

On July 1, 2013, Charter completed its acquisition of Cablevision's Bresnan Broadband Holdings, LLC and its subsidiaries (collectively, "Bresnan"). As a result of the acquisition, Charter added cable operating systems in Montana, Wyoming, Colorado and Utah that pass approximately 670,000 homes and serve approximately 375,000 residential and business customers. All customer data referred to herein, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012.

During the first quarter of 2014, Charter saw year-over-year and sequential improvement in customer relationship and PSU growth. Residential customer relationships grew by 112,000, up from 61,000 in the first quarter of 2013, with triple play sell-in improving year-over-year, to over 50% of total residential video sales. Commercial customer relationships grew by 4,000 in the first quarter of 2014, compared to a loss of 1,000 in the prior-year period, with both periods negatively impacted by equivalent bulk unit ("EBU") reporting, which reduces reported bulk video customers when a basic cable rate increase is implemented. Commercial video billing relationships increased during the quarter and commercial video revenue grew year over year.

Residential PSUs increased by 206,000 versus 140,000 in the year-ago quarter, while commercial PSUs increased 14,000 during the first quarter versus a gain of 7,000 in the year-ago quarter.

As of the end of the first quarter of 2014, Charter had completed 30% of its all-digital initiative. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer higher picture quality, an interactive programming guide and video on demand on all TV outlets in the home. Charter expects to complete its all-digital initiative by year end 2014.

During the first quarter, Charter began introducing its new product suite, Charter Spectrum, in several markets that were recently converted to all-digital, including Dallas-Ft. Worth, Texas, and Greenville, South Carolina. Charter customers in these markets now have access to Charter Spectrum, an industry-leading suite of video, data, and voice services that includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully featured voice service, at a highly competitive price. Charter Spectrum is being introduced across Charter's markets in 2014, in conjunction with the Company's all-digital initiative. Charter Spectrum is available to new Charter customers, and to existing customers within the Company's new pricing and packaging structure launched in 2012. As of the end of the first quarter of 2014, 75% of residential customers were in Charter's new pricing and packaging, excluding customers in the former Bresnan properties.

Residential video customers increased by 18,000 in the first quarter of 2014, versus a loss of 25,000 in the year-ago period. The positive video customer net additions result was driven by Charter's increasingly competitive video product, including all-digital service, more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality.

Charter added 136,000 residential Internet customers in the first quarter of 2014, compared to 107,000 a year ago. As of March 31, 2014, approximately 78% of Charter's residential Internet customers subscribed to tiers that provided speeds of 30 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the first quarter, the Company added 52,000 residential voice customers, versus a gain of 58,000 during the first quarter of 2013.

First quarter residential revenue per customer relationship totaled $110.29, and grew by 2.8% on a pro forma basis, from $107.33 in the first quarter of 2013, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by the migration of legacy customers to Charter's new pricing and packaging and continued single play Internet sell-in.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2014	2013		2013
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$1,090	$1,025	6.3%	$958	13.8%
Internet	616	534	15.4%	501	23.0%
Voice	150	184	(18.5)%	171	(12.3)%
Commercial	234	195	20.0%	181	29.3%
Advertising sales	68	63	7.9%	60	13.3%
Other	44	47	(6.4)%	46	(4.3)%
Total Revenues	2,202	2,048	7.5%	1,917	14.9%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,435	1,333	7.7%	1,247	15.1%

Adjusted EBITDA	$767	$715	7.3%	$670	14.5%

Adjusted EBITDA margin	34.8%	34.9%		35.0%

Capital Expenditures	$539	$423		$412
% Total Revenues	24.5%	20.7%		21.5%

Net loss	$(37)	$(68)		$(42)
Loss per common share, basic and diluted	$(0.35)	$(0.68)		$(0.42)

Net cash flows from operating activities	$577			$541
Free cash flow	$74			$118

Revenue

First quarter 2014 revenues rose to $2.2 billion, 7.5% higher on a pro forma basis than the year-ago quarter, due to growth in Internet, video and commercial revenues. On an actual basis, first quarter revenues rose 14.9% year-over-year.

Video revenues totaled $1.1 billion in the first quarter, an increase of 6.3% on a pro forma basis compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, annual and promotional rate adjustments, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential limited basic video customers and premium revenue. Video revenues grew by 13.8% year-over-year, on an actual basis.

Internet revenues grew 15.4% on a pro forma basis compared to the year-ago quarter to $616 million, driven by an increase of 353,000 Internet customers during the last year and by price adjustments. On an actual basis, Internet revenues grew 23.0% year-over-year.

Voice revenues totaled $150 million, down 18.5% on a pro forma basis versus the first quarter of 2013, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 194,000 voice customers in the last twelve months. Voice revenues declined 12.3% year-over-year, on an actual basis.

Commercial revenues rose to $234 million, an increase of 20.0% on a pro forma basis over the prior-year period, and was driven by higher sales to small business customers. On an actual basis, commercial revenues grew 29.3% year-over-year.

First quarter advertising sales revenues of $68 million increased 7.9% on a pro forma basis compared to the year-ago quarter, driven by an increase in political and on-line advertising revenue. Advertising sales increased 13.3% year-over-year, on an actual basis.

Operating Costs and Expenses

First quarter total operating costs and expenses increased 7.7% on a pro forma basis compared to the year-ago period, reflecting increases in programming costs, marketing expenses, and other expenses.

First quarter programming expense increased by $60 million on a pro forma basis, or 11.0%, as compared to the first quarter of 2013, reflecting contractual programming increases and higher expanded basic package penetration. Marketing costs increased by $14 million on a pro forma basis, or 11.8% as compared to the first quarter of 2013, reflecting increased sales activity and sales channel development. Other expenses grew by $24 million on a pro forma basis, or 14.5%, as compared to the first quarter of 2013, reflecting higher corporate expenses and commercial labor costs. On an actual basis, total operating costs and expenses grew by 15.1% year-over-year.

Adjusted EBITDA

First quarter Adjusted EBITDA of $767 million grew by 7.3% year-over-year on a pro forma basis, reflecting pro forma revenue growth and operating costs and expenses growth of 7.5% and 7.7%, respectively. On an actual basis, Adjusted EBITDA grew by 14.5% compared to the year-ago quarter, primarily driven by the acquisition of Bresnan. Adjusted EBITDA margin declined to 34.8% versus the prior year period on a pro forma basis and actual basis, given higher programming and growth-related expenses.

Net Loss

Net loss totaled $37 million in the first quarter of 2014, an improvement compared to a $68 million net loss on a pro forma basis and $42 million net loss on an actual basis in the year-ago period. Net loss decreased year-over-year on a pro forma basis primarily due to higher Adjusted EBITDA in the first quarter of 2014. Basic and diluted net loss per common share was $0.35 in the first quarter of 2014 compared to $0.68 on a pro forma basis, and $0.42 on an actual basis during the same period last year. The decrease was primarily the result of the factors described above.

Capital Expenditures

Property, plant and equipment expenditures were $539 million in the first quarter of 2014, compared to $423 million on a pro forma basis and $412 million on an actual basis, during the first quarter of 2013. Charter's all-digital initiative accounted for $118 million of the year-over-year increase. Spending on customer premise equipment to support residential growth also drove the increase, partly offset by lower spending on equipment to support customer migration to Charter's new pricing and packaging.

Charter expects 2014 capital expenditures to be approximately $2.2 billion, driven by Charter's all-digital transition including the deployment of additional set-top boxes in new and existing customer homes, growth in Charter's commercial business, and further spend related to efforts to insource service operations as well as product development. The actual amount of our capital expenditures will depend on a number of factors including the growth rates of both our residential and commercial businesses, and the pace at which we progress to all-digital transmission, which we anticipate will comprise approximately $400 million of 2014 capital expenditures.

Cash Flow

During the first quarter of 2014, net cash flows from operating activities totaled $577 million, compared to $541 million in the first quarter of 2013. The increase in net cash flows from operating activities was primarily related to an increase in Adjusted EBITDA and a working capital benefit, offset by the timing of cash interest payments.

Free cash flow for the first quarter of 2014 was $74 million, compared to $118 million during the same period last year. The decrease was primarily due to higher capital expenditures, offset by an increase in cash flows from operating activities.

Liquidity

Total principal amount of debt was approximately $14.2 billion as of March 31, 2014. At the end of the quarter, Charter held $4 million of cash and cash equivalents, and its credit facilities provided approximately $1.2 billion of additional liquidity.

Conference Call

Charter will host a conference call on Monday, April 28, 2014 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 11713153.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 28, 2014. The conference ID code for the replay is 11713153.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the three months ended March 31, 2014 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, loss on derivative instruments, net and other operating expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $64 million and $51 million for the three months ended March 31, 2014 and 2013, respectively.

In addition to the actual results for the three months ended March 31, 2014 and 2013, we have provided pro forma results in this release for the three months ended March 31, 2013. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012. Pro forma statements of operations for the three months ended March 31, 2013 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “potential”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	the ultimate outcome of the proposed transactions between Charter and Comcast including the possibility that such transactions may not occur if closing conditions are not satisfied;

•
if any such transaction were to occur, the ultimate outcome and results of integrating operations, the ultimate outcome of Charter’s pricing and packaging and operating strategy applied to the acquired assets and the ultimate ability to realize synergies at the levels currently expected;

•	disruption in our business relationships as a result of the proposed transactions;

•
the impact of the proposed transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expenses, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expenses and may decrease our operating flexibility;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies, including in connection with our plan to make our systems all-digital in 2014;

•	the effects of governmental regulation on our business or potential business combination transaction;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2014	2013		2013
	Actual	Actual	% Change	Pro Forma (a)	% Change
REVENUES:
Video	$1,090	$958	13.8%	$1,025	6.3%
Internet	616	501	23.0%	534	15.4%
Voice	150	171	(12.3)%	184	(18.5)%
Commercial	234	181	29.3%	195	20.0%
Advertising sales	68	60	13.3%	63	7.9%
Other	44	46	(4.3)%	47	(6.4)%
Total Revenues	2,202	1,917	14.9%	2,048	7.5%

COSTS AND EXPENSES:
Programming	606	512	18.4%	546	11.0%
Franchises, regulatory and connectivity	107	95	12.6%	104	2.9%
Costs to service customers	400	373	7.2%	399	0.3%
Marketing	133	110	20.9%	119	11.8%
Other	189	157	20.4%	165	14.5%
Total operating costs and expenses (excluding depreciation and amortization)	1,435	1,247	15.1%	1,333	7.7%

Adjusted EBITDA	767	670	14.5%	715	7.3%

Adjusted EBITDA margin	34.8%	35.0%		34.9%

Depreciation and amortization	505	425		452
Stock compensation expense	12	11		11
Other operating expenses, net	7	11		11

Income from operations	243	223		241

OTHER EXPENSES:
Interest expense, net	(211)	(210)		(224)
Loss on extinguishment of debt	—	(42)		(42)
Loss on derivative instruments, net	(2)	(3)		(3)
Other expense, net	(3)	(1)		(1)
	(216)	(256)		(270)

Income (loss) before income taxes	27	(33)		(29)

Income tax expense	(64)	(9)		(39)

Net loss	$(37)	$(42)		$(68)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.35)	$(0.42)		$(0.68)

Weighted average common shares outstanding, basic and diluted	106,439,198	100,327,418		100,327,418

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Certain prior year amounts have been reclassified to conform with the 2014 presentation.

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

March 31, 2013. Pro forma revenues, operating expenses and net loss increased by $131 million, $86 million and $26 million, respectively, for the three months ended March 31, 2013.

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4	$21
Accounts receivable, net	217	234
Prepaid expenses and other current assets	83	67
Total current assets	304	322

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,079	7,981
Franchises	6,009	6,009
Customer relationships, net	1,317	1,389
Goodwill	1,177	1,177
Total investment in cable properties, net	16,582	16,556

OTHER NONCURRENT ASSETS	411	417

Total assets	$17,297	$17,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,523	$1,467
Total current liabilities	1,523	1,467

LONG-TERM DEBT	14,090	14,181
DEFERRED INCOME TAXES	1,492	1,431
OTHER LONG-TERM LIABILITIES	65	65

SHAREHOLDERS’ EQUITY	127	151

Total liabilities and shareholders’ equity	$17,297	$17,295

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(37)	$(42)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	505	425
Stock compensation expense	12	11
Noncash interest expense	10	13
Loss on extinguishment of debt	—	42
Loss on derivative instruments, net	2	3
Deferred income taxes	62	2
Other, net	3	1
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	18	26
Prepaid expenses and other assets	(17)	(16)
Accounts payable, accrued liabilities and other	19	76
Net cash flows from operating activities	577	541

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(539)	(412)
Change in accrued expenses related to capital expenditures	36	(11)
Other, net	4	(9)
Net cash flows from investing activities	(499)	(432)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	293	1,315
Repayments of long-term debt	(388)	(1,355)
Payments for debt issuance costs	—	(12)
Purchase of treasury stock	(11)	(5)
Proceeds from exercise of options and warrants	6	5
Other, net	5	1
Net cash flows from financing activities	(95)	(51)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(17)	58
CASH AND CASH EQUIVALENTS, beginning of period	21	7
CASH AND CASH EQUIVALENTS, end of period	$4	$65

CASH PAID FOR INTEREST	$225	$120

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	Actual		Pro Forma
	March 31, 2014 (a)	December 31, 2013 (a)	March 31, 2013 (a)
Footprint
Estimated Video Passings (b)	12,816	12,799	12,758
Estimated Internet Passings (b)	12,475	12,467	12,444
Estimated Voice Passings (b)	11,957	11,898	11,774

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	34.0%	33.9%	34.7%
Internet Penetration of Estimated Internet Passings (c)	38.4%	37.2%	35.2%
Voice Penetration of Estimated Voice Passings (c)	20.7%	20.3%	19.1%

Residential
Residential Customer Relationships (d)	5,673	5,561	5,450
Residential Non-Video Customers	1,478	1,384	1,189
% Non-Video	26.1%	24.9%	21.8%

Customers
Video (e)	4,195	4,177	4,261
Internet (f)	4,519	4,383	4,166
Voice (g)	2,325	2,273	2,131
Residential PSUs (h)	11,039	10,833	10,558
Residential PSU / Customer Relationships (d)(h)	1.95	1.95	1.94

Quarterly Net Additions/(Losses) (i)
Video (e)	18	(2)	(25)
Internet (f)	136	93	107
Voice (g)	52	56	58
Residential PSUs (h)	206	147	140

Bulk Digital Upgrade Net Additions (j)	16	4	5

Single Play Penetration (k)	37.9%	37.6%	37.4%
Double Play Penetration (l)	29.5%	29.8%	31.3%
Triple Play Penetration (m)	32.6%	32.6%	31.2%
Digital Penetration (n)	93.2%	91.8%	88.6%
Monthly Residential Revenue per Residential Customer (d)(o)	$110.29	$108.12	$107.33

Commercial
Commercial Customer Relationships (d)(p)	379	375	340

Customers
Video (e)(p)	160	165	167
Internet (f)	269	257	220
Voice (g)	152	145	123
Commercial PSUs (h)	581	567	510

Quarterly Net Additions/(Losses) (i)
Video (e)(p)	(5)	(1)	(10)
Internet (f)	12	12	10
Voice (g)	7	7	7
Commercial PSUs (h)	14	18	7

Pro forma operating statistics reflect certain acquisitions of cable systems in 2013 as if such transactions had occurred as of the last day of the respective period for all periods presented.

At March 31, 2013, actual residential video, Internet and voice customers were 3,965,000, 3,884,000 and 1,973,000, respectively; actual commercial video, Internet and voice customers were 159,000, 202,000 and 112,000, respectively.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2014, December 31, 2013 and March 31, 2013, customers include approximately 11,100, 11,300 and 12,000 customers, respectively, whose accounts were over 60 days past due in payment, approximately 900, 800 and 2,400 customers, respectively, whose accounts were over 90 days past due in payment and approximately 800, 900 and 1,300 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association ("NCTA"). Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (p)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Our methodology for reporting residential video customers generally excludes units under bulk arrangements, unless those units have a digital set-top box, thus a direct billing relationship. As we complete our all-digital transition, bulk units are supplied with digital set-top boxes adding to our bulk digital upgrade customers.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Voice Customers" represent those customers who subscribe to our voice services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and voice customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Bulk Digital Upgrade Net Additions" represents the portion of residential video net additions as a result of adding a digital set-top box to a bulk unit.

(k)	"Single Play Penetration" represents residential customers receiving only one Charter service offering, including video, Internet or voice, as a % of residential customer relationships.

(l)	"Double Play Penetration" represents residential customers receiving only two Charter service offering, including video, Internet and/or voice, as a % of residential customer relationships.

(m)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and/or voice, as a % of residential customer relationships.

(n)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(o)
"Monthly Residential Revenue per Residential Customer" is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(p)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating basic video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 5,000 and 10,000 during the three months ended March 31, 2014 and 2013, respectively, due to published video rate increases and other revisions to customer reporting methodology.

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2014	2013	2013
	Actual	Actual	Pro Forma (a)

Net loss	$(37)	$(42)	$(68)
Plus: Interest expense, net	211	210	224
Income tax expense	64	9	39
Depreciation and amortization	505	425	452
Stock compensation expense	12	11	11
Loss on extinguishment of debt	—	42	42
Loss on derivative instruments, net	2	3	3
Other, net	10	12	12

Adjusted EBITDA (b)	767	670	715
Less: Purchases of property, plant and equipment	(539)	(412)	(423)

Adjusted EBITDA less capital expenditures	$228	$258	$292

Net cash flows from operating activities	$577	$541
Less: Purchases of property, plant and equipment	(539)	(412)
Change in accrued expenses related to capital expenditures	36	(11)

Free cash flow	$74	$118

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

(b) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2014	2013	2013
	Actual	Actual	Pro Forma (g)

Customer premise equipment (a)	$329	$233	$240
Scalable infrastructure (b)	87	54	56
Line extensions (c)	40	46	47
Upgrade/Rebuild (d)	33	39	39
Support capital (e)	50	40	41

Total capital expenditures (f)	$539	$412	$423

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures include $119 million and $1 million related to our all-digital transition and $59 million and $61 million related to commercial services for the three months ended March 31, 2014 and 2013, respectively.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

Addendum to Charter Communications, Inc. First Quarter 2014 Earnings Release